Exhibit 99.1

AÉROPOSTALE REPORTS RECORD THIRD QUARTER 2009 AND NOVEMBER SALES RESULTS

New York, New York, December 2, 2009 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of active and casual apparel for young women and men, today reported results for the third quarter ended October 31, 2009 and total net sales for the four-week period ended November 28, 2009.

Third Quarter Results
Diluted earnings per share for the third quarter of fiscal 2009 increased 46% to a record $0.92 per diluted share, compared to net earnings of $0.63 per share in the third quarter of fiscal 2008. Net income for the third quarter increased 47% to a record $62.6 million, compared to net income of $42.6 million in the same period last year.

For the third quarter of fiscal 2009, total net sales increased 18% to $567.8 million, from $482.0 million in the year-ago period.  Same store sales for the third quarter increased 10%, compared to an increase of 7% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, “We are thrilled with our record breaking performance for the third quarter. Results such as these underscore the strength of the Aeropostale brand, as well as the nimble and flexible nature of our business model.  We know our customers well, and we continue to offer them a fresh, focused and balanced merchandise assortment at compelling values.”

November Sales Results
Total net sales for the four-week period ended November 28, 2009 increased 14% to $228.0 million, from $200.9 million for the four-week period ended November 29, 2008. The Company’s same store sales increased 7% for the month, compared to a same store sales decrease of 5% in the year ago period. The Company noted that its gross margins for the month increased over last year, and its inventories remain well controlled and on plan.

Year to date total net sales have increased 19% to $1.657 billion, from $1.396 billion in the year ago period. Year to date same store sales increased 10%, compared to 7% same store sales last year.

Fourth Quarter Guidance
The Company announced its earnings guidance for the fourth quarter of fiscal 2009.  The Company expects earnings in the range of $1.20 to $1.24 per diluted share for the fourth quarter.

The Company achieved diluted earnings per share of $1.01 in the fourth quarter last year.

Mr. Geiger concluded, “We are very pleased with our strong start to the holiday selling season. Our same store sales for the Friday and Saturday following Thanksgiving Day increased 10% and our gross margins increased over last year. The reaction to our holiday merchandise assortment has been positive and we remain focused on executing our strategies for the fourth quarter and beyond.”

Store Growth and Capital Spending
The Company plans to invest approximately $70 million in capital for fiscal 2010 to open approximately 25 Aéropostale stores, approximately 25-30 P.S. from Aéropostale stores, and approximately 40 store remodels, in addition to certain information technology investments. This compares to capital expenditures of approximately $50 million in fiscal 2009.

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M EDT to review its third quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and www.fulldisclosure.com  To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale™ stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale™ products can be purchased in P.S. from Aéropostale™ stores and online at www.ps4u.com. The Company currently operates 896 Aéropostale stores in 49 states and Puerto Rico, 44 Aéropostale stores in Canada and 14 P.S. from Aéropostale stores in five states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31, 2009	January 31, 2009	November 1, 2008

ASSETS
Current Assets:
Cash and cash equivalents	$285,627	$228,530	$107,198
Merchandise inventory	221,516	126,360	206,857
Other current assets	43,236	38,991	45,824
Total current assets	550,379	393,881	359,879

Fixtures, equipment and improvements, net	262,331	248,999	258,353

Other assets	16,128	15,039	20,236

TOTAL ASSETS	$828,838	$657,919	$638,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$144,564	$77,247	$136,738
Accrued expenses	122,052	98,190	87,695
Total current liabilities	266,616	175,437	224,433

Other non-current liabilities	113,773	127,422	128,903

Stockholders’ equity	448,449	355,060	285,132

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$828,838	$657,919	$638,468

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	13 weeks ended
	October 31, 2009		November 1, 2008
		% of sales		% of sales

Net sales	$567,838	100.0%	$482,037	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	344,921	60.7	308,586	64.0

Gross profit	222,917	39.3	173,451	36.0

Selling, general and administrative expenses	117,236	20.6	103,084	21.4

Income from operations	105,681	18.7	70,367	14.6

Interest income, net	27	0.0	210	0.0

Income before income taxes	105,708	18.7	70,577	14.6

Income taxes	43,079	7.6	27,931	5.8

Net income	$62,629	11.1%	$42,646	8.8%

Basic earnings per share	$0.94		$0.64

Diluted earnings per share	$0.92		$0.63

Weighted average basic shares	66,881		66,851

Weighted average diluted shares	67,991		67,646

STORE DATA:

Comparable store sales increase	10%		7%

Stores open at end of period	945		905

Total square footage at end of period	3,398,307		3,252,976

Average square footage during period	3,380,722		3,206,340

EXHIBIT C

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	39 weeks ended
	October 31, 2009		November 2, 2008
		% of sales		% of sales

Net sales	$1,428,882	100.0%	$1,195,514	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	892,383	62.5	784,849	65.6

Gross profit	536,499	37.5	410,665	34.4

Selling, general and administrative expenses	312,964	21.9	275,828	23.1

Income from operations	223,535	15.6	134,837	11.3

Interest income, net	153	0.0	530	0.0

Income before income taxes	223,688	15.6	135,367	11.3

Income taxes	90,795	6.4	54,170	4.5

Net income	$132,893	9.2%	$81,197	6.8%

Basic earnings per share	$1.98		$1.21

Diluted earnings per share	$1.95		$1.20

Weighted average basic shares	67,122		66,835

Weighted average diluted shares	68,026		67,556

STORE DATA:

Comparable store sales increase	11%		9%

Average square footage during period	3,333,693		3,087,199